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                                                                    EXHIBIT 11.1


                       IRIDEX CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,        SEPTEMBER 30
                                                                   -----------------     -----------------
                                                                    1997       1996       1997       1996
                                                                   ------     ------     ------     ------
Weighted average shares outstanding
   Common stock ..............................................      6,427      6,339      6,390      4,860
   Conversion of preferred stock .............................         --         --         --        946
   Common equivalent shares pursuant to Staff Accounting .....
   Bulletin No. 83(2) ........................................         --         --         --        273
   Conversion of stock options under the treasury stock method        422        411        329        323
                                                                   ------     ------     ------     ------
Weighted average common shares and equivalents ...............      6,849      6,750      6,719      6,402
                                                                   ======     ======     ======     ======
Net income ...................................................     $  596     $  242     $1,295     $  649
                                                                   ======     ======     ======     ======
Net income per share(1) ......................................     $  .09     $  .04     $  .19     $  .10
                                                                   ======     ======     ======     ======



(1) There is no difference between primary and fully diluted net income per share.

(2) Pursuant to Securities & Exchange Commission's Staff Accounting Bulletin No. 83, all securities issued during the period from January 17, 1995 through the filing date of the initial public offering (January 16, 1996), are included in the calculation of Common Stock equivalents as if outstanding for all periods prior to the effective date of the initial public offering (February 15, 1996), even if anti-dilutive. The Common Stock warrants of stock options are computed using the Treasury Stock Method, using the estimated initial public offering price and applicable exercise prices.



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